Exhibit 99.3
Outside Director Compensation Plan
The following compensation shall be paid to non-employee directors of Blackboard’s Board of Directors:
Cash Retainers

Amount per year
Board member	$50,000
Audit Committee chair	$20,000
Audit Committee non-chair member	$5,000
Compensation Committee chair	$10,000
Compensation Committee non-chair member	—
Nominating & Corp Gov Committee chair	$10,000
Nominating & Corp Gov Committee non-chair member	—
•	Paid quarterly in arrears at the beginning of each fiscal quarter for the prior quarter.

•	New board members shall receive the pro-rated amount in the quarter in which they are first elected or appointed.
Equity Grants
Initial Grant
Each new outside director shall receive a stock option grant on the next regularly scheduled stock option grant date following the director’s date of election or appointment. The terms of such grant shall be as follows:

Amount	12,000 stock options (as adjusted for stock splits or similar events)
Term	8 years (unless required under the relevant plan to be shorter)
Vesting period	3 years (one-third on each anniversary of grant)
Vesting start date	Date of election or appointment
Post-directorship exercise period	1 year
Change in Control	As provided in plan
Exercise Price	Most recent closing price of the stock as of the date of grant
Annual Grant
On June 15 of each year, each outside director who has served on the Board for at least six months shall receive a grant of stock options on the terms listed below.

Amount	6,000 stock options (as adjusted for stock splits or similar events)
Term	8 years (unless required under the relevant plan to be shorter)
Vesting period	100% vesting on May 1st of the following year
Vesting start date	Date of grant
Post-directorship exercise period	1 year
Change in Control	As provided in plan
Exercise Price	Most recent closing price of the stock as of the date of grant
A director who represents an outside investor in Blackboard may elect to have the compensation payable and stock options issuable under this Plan paid to such outside investor.